Exhibit 23.2

Consent of Independent Registered Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Synthesis Energy Systems, Inc. of our report dated September 12, 2014, with respect to the consolidated financial statements of Synthesis Energy Systems, Inc. and subsidiaries as of and for the year ended June 30, 2014.

/s/ UHY LLP

Farmington Hills, Michigan

April 15, 2016